25 Sawyer Passway ● Fitchburg, Massachusetts 01420 Exhibit 99.01
FOR IMMEDIATE RELEASE

Arrhythmia Research Technology, Inc. Appoints
Robert A. Mello to Board of Directors
FITCHBURG, MA, April 28, 2015 -- Arrhythmia Research Technology, Inc. (NYSE MKT: HRT) (the “Company”), announced today the appointment of Mr. Robert A. Mello to its Board of Directors, effective April 27, 2015. Mr. Mello will serve as a director until his term expires at the 2017 annual meeting of stockholders, at which time he will stand for election by the Company’s stockholders.
Mr. Mello brings over 35 years in the medical device, instrumentation and consumables industry to the Board. His experience ranges from startup entrepreneurial companies through the leadership of operations and turn-around situations for both small and large public corporations. He also brings extensive experience in mergers and acquisitions.
Mr. E. P. Marinos, Chairman of the Board, commented, "We are pleased to welcome Bob to the Board. His extensive operational and leadership experience in the medical device industry will help provide diversity of knowledge and capabilities in order to support the management of the Company and the best interests of our shareholders.”
Mr. Mello has served as the Vice President and Chief Operating Officer of Advanced Instruments, Inc., a leading global supplier of instrumentation for clinical, pharmaceutical, biotechnology and microbiology laboratories. Prior to that, Mr. Mello served as Corporate Vice President and President of IRIS International, Inc.’s IRIS Sample Processing division. Iris International is a leading provider of automated urinalysis instrumentation and bench top centrifuge products for use in major medical institutions, commercial laboratories, clinics, doctors' offices and research institutions. He spent twelve years with bioMerieux, which designs, manufactures and markets medical instruments and consumables, as both Vice President of Operations at their Boston Immunodiagnostics facility and Vice President of Disposables Manufacturing—Clinical Microbiology. Prior to joining bioMerieux, Mr. Mello was a founder and Vice President of Operations for Medical & Scientific Designs, Inc., an in-vitro diagnostics company. He spent the earlier years of his career at Ortho Diagnostics, Inc., a division of Johnson & Johnson. Mr. Mello is affiliated with the Diagnostics Marketing Association (DXMA), American Management Association (AMA), American Production and Inventory Control Society (APICS) and is a Certified CPIM. He received his B.S. Management from Lesley University and his Electrical Engineering, ASEE degree from Bristol College.
About Arrhythmia Research Technology, Inc.
Arrhythmia Research Technology, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device technologies requiring precision machining and injection molding. The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications. In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors. The Company’s strategy for growth is to build a best-in-class quality organization and capitalize on its engineering design expertise and reliable, proprietary manufacturing processes to further penetrate the medical device contract manufacturing market.

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Arrhythmia Research Technology, Inc. Appoints Mr. Robert A. Mello to Board of Directors
April 28, 2015

The Company routinely posts news and other important information on its websites: http://www.arthrt.com and http://www.micronproducts.com.
Safe Harbor Statement
Forward-looking statements made herein are based on current expectations of Arrhythmia Research Technology, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements; the level of sales of higher margin products and services; our ability to renew our credit facility and manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variability of customer delivery requirements; variations in the mix of products sold; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission.

Company Contact:
Derek T. Welch
Chief Financial Officer
978.345.5000